EX-28.a.11

BRIDGEWAY FUNDS, INC.

ARTICLES SUPPLEMENTARY

Bridgeway Funds, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the discretionary authority expressly vested in the Board of Directors of the Corporation by the Charter of the Corporation and the Maryland General Corporation Law to classify and reclassify any unissued shares of the Corporation’s capital stock, the Board of Directors has duly designated and classified all of the authorized shares of the Small-Cap Momentum Fund, Class N class of the Corporation’s capital stock, all of which are unissued, into undesignated and unclassified shares of the capital stock of the Corporation.

SECOND: (a) Immediately prior to the filing of these Articles Supplementary, the Corporation had the authority to issue 1,915,000,000 shares of capital stock, with a par value of $0.001 per share, for an aggregate par value of $1,915,000. Of this amount, 1,020,000,000 were undesignated shares and the remainder of the shares were designated and classified as follows:

Class	Number of Shares Classified and Designated
Aggressive Investors 1 Fund Class N	100,000,000
Ultra-Small Company Fund Class N	15,000,000
Ultra-Small Company Market Fund Class N	100,000,000
Small-Cap Growth Fund Class N	100,000,000
Small-Cap Value Fund Class N	100,000,000
Blue-Chip 35 Index Fund Class N	130,000,000
Managed Volatility Fund Class N	50,000,000
Small-Cap Momentum Fund Class N	100,000,000
Omni Tax-Managed Small-Cap Value Fund Class N	100,000,000
Omni Small-Cap Value Fund Class N	100,000,000

(b) Immediately after the filing of these Articles Supplementary, the Corporation will have the authority to issue 1,915,000,000 shares of capital stock, with a par value of $0.001 per share, for an aggregate par value of $1,915,000. Of this amount, 1,120,000,000 will be undesignated shares and the remainder of the shares will be designated and classified as follows:

Class	Number of Shares Classified and Designated
Aggressive Investors 1 Fund Class N	100,000,000
Ultra-Small Company Fund Class N	15,000,000
Ultra-Small Company Market Fund Class N	100,000,000
Small-Cap Growth Fund Class N	100,000,000
Small-Cap Value Fund Class N	100,000,000
Blue-Chip 35 Index Fund Class N	130,000,000
Managed Volatility Fund Class N	50,000,000
Omni Tax-Managed Small-Cap Value Fund Class N	100,000,000
Omni Small-Cap Value Fund Class N	100,000,000

THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of the Corporation’s capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

FOURTH: The Board of Directors of the Corporation, acting at a meeting duly called and held on May 10, 2018, duly authorized and adopted resolutions designating and classifying the capital stock of the Corporation as set forth in these Articles Supplementary.

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IN WITNESS WHEREOF, Bridgeway Funds, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 17th day of May, 2018; and its President acknowledges that these Articles Supplementary are the act of Bridgeway Funds, Inc., and she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	BRIDGEWAY FUNDS, INC.

/s/ Debbie Hanna	/s/ Tammira Philippe
Debbie Hanna, Secretary	Tammira Philippe, President

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